Exhibit 23.9

CONSENT OF EXPERT

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form 40-F and the Registration Statement on Form S-8 of Alamos Gold Inc.

By:	/s/ Carl E. Defilippi
Name: Carl E. Defilippi
Dated: August 6, 2015